Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

XOMA CORPORATION

XOMA Corporation (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.           That the Company was incorporated under the name XOMA Corporation, pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 23, 2011, which became effective on December 31, 2011 (the “Certificate of Incorporation”).

2.           That the Board of Directors duly adopted a resolution proposing to amend the Certificate of Incorporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders.

3.           That thereafter the Annual Meeting of Stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment of the Certificate of Incorporation.

4.           That, accordingly, the Certificate of Incorporation is hereby amended by changing the first paragraph of the Article thereof numbered “FOURTH” so that, as amended, the first paragraph of said Article shall be read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 139,666,666, of which 138,666,666 shares with a par value of $0.0075 per share shall be designated as common stock (“Common Stock”) and 1,000,000 shares with par value $0.05 per share shall be designated as preferred stock (“Preferred Stock”).

5.           That said amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be executed by a duly authorized officer thereof on this 24th day of May 2012.

XOMA CORPORATION By: /s/ Christopher J. Margolin Name: Christopher J. Margolin Title: Vice President, General Counsel and Secretary